VSE Reports Financial Results for First Quarter 2019
VSE Welcomes New CEO

Alexandria, Virginia, May 2, 2019 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the first quarter of 2019.

CEO Commentary
“As VSE’s newly appointed CEO, I look forward to building and executing on a plan of revenue and profit growth for our three operating groups, expanding our current customer, product, and service initiatives, and pursuing new strategic opportunities,” said John Cuomo, VSE’s CEO and President. “We remain focused on operational excellence and returning value to our stockholders.”

Mr. Cuomo continued, “While revenues declined compared to the first quarter of 2018, our operating income slightly improved. We are pleased with the contributions of our 1st Choice Aerospace acquisition, which is meeting expectations. Our international programs are growing, thus providing further uplift to our Aviation Group revenues in the first quarter. Our Supply Chain Management Group revenue decreases were partially offset by continuing increases in parts sales and distribution to new commercial customers. Despite revenue challenges in our Federal Services Group, we have increased this group’s operating income through margin and performance improvement.”

First Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended March 31,
	2019	2018	% Change
Revenues	$169,919	$176,897	(3.9)%
Operating income	$11,813	$11,593	1.9%
Net income	$6,603	$7,052	(6.4)%
EPS (Diluted)	$0.60	$0.65	(7.7)%

Financial Information
Revenues were $169.9 million in the first quarter of 2019 compared to $176.9 million in the first quarter of 2018. The decrease in revenues is primarily attributable to our Federal Services and Supply Chain Management groups. The decrease was partially offset by an increase in revenue from our Aviation Group, which was primarily attributable to revenues from our 1st Choice Aerospace acquisition and increased parts distribution sales in our international markets.

Operating income was $11.8 million for the first quarter of 2019 compared to $11.6 million in the first quarter of 2018. The operating income increase was primarily attributable to our Aviation Group, and margin improvements in our Federal Services Group. Operating income for the first quarter of 2019 was reduced by non-recurring costs associated with our CEO transition and the acquisition of 1st Choice Aerospace.

Net income was $6.6 million for the first quarter of 2019, or $0.60 per diluted share, compared to $7.1 million, or $0.65 per diluted share for the first quarter of 2018. The decrease in net income is primarily attributable to increased interest expense.

Bookings in our Federal Services Group were $51 million for the first three months of 2019 compared to revenue for this group of $69 million. Funded contract backlog at March 31, 2019 was $278 million, compared to $290 million at December 31, 2018 and $261 million at March 31, 2018.

Non-GAAP Financial Information
The non-GAAP Financial Information (unaudited) listed below is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider EBITDA a non-GAAP financial measure and an important indicator of performance and useful metric for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. EBITDA should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for 1st Choice Aerospace acquisition related and CEO transition costs.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results ended March 31,
	2019	2018	% Change
Net Income	$6,603	$7,052	(6)%
Interest Expense	3,158	2,175	45%
Income Taxes	2,052	2,366	(13)%
Amortization of Intangible Assets	4,991	4,004	25%
Depreciation and Other Amortization	2,439	2,480	(2)%
EBITDA	$19,243	$18,077	6%
Acquisition Related and CEO Transition Costs	1,121	—	—
Adjusted EBITDA	$20,364	$18,077	13%

Capital Expenditures
Purchases of property and equipment were $601 thousand for the first quarter of 2019 compared to $1.1 million for the first quarter of 2018.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about May 3, 2019 for more details on our 2019 first quarter results. Also, refer to VSE’s Annual Report on

Form 10-K for the year ended December 31, 2018 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$829	$162
Receivables, net	64,746	60,004
Unbilled receivables, net	44,450	41,255
Inventories, net	181,069	166,392
Other current assets	18,456	13,407
Total current assets	309,550	281,220

Property and equipment, net	40,167	49,606
Intangible assets, net	152,901	94,892
Goodwill	259,212	198,622
Operating lease right-of-use assets	26,371	—
Other assets	15,844	14,488
Total assets	$804,045	$638,828

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$9,466	$9,466
Accounts payable	59,106	57,408
Current portion of earn-out obligation	10,700	—
Accrued expenses and other current liabilities	39,919	37,133
Dividends payable	876	871
Total current liabilities	120,067	104,878

Long-term debt, less current portion	265,681	151,133
Deferred compensation	20,909	17,027
Long-term lease obligations, less current portion	—	18,913
Long-term operating lease liabilities	26,845	—
Earn-out obligation	14,300	—
Deferred tax liabilities	18,712	18,482
Total liabilities	466,514	310,433

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,949,775 and 10,881,106, respectively	547	544
Additional paid-in capital	28,788	26,632
Retained earnings	308,742	301,073
Accumulated other comprehensive (loss) income	(546)	146
Total stockholders' equity	337,531	328,395
Total liabilities and stockholders' equity	$804,045	$638,828

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2019	2018
Revenues:
Products	$88,901	$88,673
Services	81,018	88,224
Total revenues	169,919	176,897

Costs and operating expenses:
Products	76,293	74,726
Services	75,440	85,755
Selling, general and administrative expenses	1,382	819
Amortization of intangible assets	4,991	4,004
Total costs and operating expenses	158,106	165,304

Operating income	11,813	11,593

Interest expense, net	3,158	2,175

Income before income taxes	8,655	9,418

Provision for income taxes	2,052	2,366

Net income	$6,603	$7,052

Basic earnings per share	$0.60	$0.65

Basic weighted average shares outstanding	10,920,171	10,860,555

Diluted earnings per share	$0.60	$0.65

Diluted weighted average shares outstanding	10,974,081	10,896,504

Dividends declared per share	$0.08	$0.07

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$6,603	$7,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,430	6,484
Deferred taxes	(564)	283
Stock-based compensation	1,640	1,263
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables, net	2,667	(978)
Unbilled receivables, net	(3,195)	13,589
Inventories, net	(7,798)	(18,895)
Other current assets and noncurrent assets	(4,990)	3,169
Accounts payable and deferred compensation	2,653	11,681
Accrued expenses and other current and noncurrent liabilities	(1,675)	(9,949)
Long-term lease obligations	—	(406)

Net cash provided by operating activities	2,771	13,293

Cash flows from investing activities:
Purchases of property and equipment	(601)	(1,053)
Proceeds from the sale of property and equipment	3	—
Cash paid for acquisitions, net of cash acquired	(112,660)	—

Net cash used in investing activities	(113,258)	(1,053)

Cash flows from financing activities:
Borrowings on loan agreement	194,598	247,669
Repayments on loan agreement	(80,183)	(256,368)
Payment of debt financing costs	(1,702)	(1,798)
Payments on capital lease obligations	—	(346)
Payments of taxes for equity transactions	(687)	(641)
Dividends paid	(872)	(759)

Net cash provided by (used in) financing activities	111,154	(12,243)

Net increase (decrease) in cash and cash equivalents	667	(3)
Cash and cash equivalents at beginning of period	162	624
Cash and cash equivalents at end of period	$829	$621